Exhibit 10.21
FIRST AMENDMENT TO
DOLAN MEDIA COMPANY
EXECUTIVE CHANGE IN CONTROL PLAN

INTRODUCTION
          A. Plan and Authority to Amend. On June 22, 2007, the Board of Directors of Dolan Media Company (the “Company”) approved the Dolan Media Company Executive Change in Control Plan (the “Plan”), to be effective upon the consummation of an initial public offering of the Shares of Common Stock of the Company. The Plan became effective on August 7, 2007, when that initial public offering was consummated (the “Effective Date”). Section 9.8 of the Plan states that it may be amended in any respect by resolution adopted by the Board, until the commencement of a Change in Control Period. Any capitalized terms used in this Amendment, and not defined herein, shall have the meanings specified in the Plan.
          B. Purpose of Amendment. The Company desires to minimize the risk to Participants of premature income taxation and unnecessary penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by amending certain provisions of the Plan to comply with Section 409A of the Code or applicable guidance or regulations thereunder.
AMENDMENT
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Employment Agreement as follows:
          1. As of the Effective Date, clause (i) of the definition of “Good Reason” in Section 1.1(s) is hereby amended to read as follows:
          (i) a material reduction by the Company of a Participant’s Base Salary and Annual Target Bonus Amount (if any) as in effect immediately before a Change in Control;
          2. As of the Effective Date, Section 2.1(c) is hereby amended to read as follows:
     (c) The Company shall pay the Gross-Up Payment to the Participant within thirty (30) days following receipt of the Statement; provided, however, that any such Gross-Up Payment shall not be made later than the last day of the calendar year following the year in which the Participant remits the Excise Tax to the relevant tax authority; and shall not be made before the six (6) month anniversary of the Participant’s Separation from Service.
          3. As of the Effective Date, a new sentence is hereby inserted at the end of Section 4.4 (concerning the timing of a Cash Severance Payment), reading as follows:

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If the Company shall have timely delivered the form of Release to a Participant, and the Participant either fails to execute and deliver the Release to the Company at least thirty (30) days before that six (6) month anniversary, or he does so but rescinds such Release before any Cash Severance Payment is otherwise due the Participant under this Section 4.4, the Company shall have no obligations to provide the Severance Benefit.
          4. Confirmation of Plan And Execution of Amendment. Except as expressly amended in this First Amendment, all of the terms and conditions of the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, the Compensation Committee of the Board, on behalf of the Company, approved this First Amendment at its meeting on October 29, 2008; and has caused this instrument to be executed by an officer of the Company on this 15th day of December 2008, to be retroactively effective as of the Effective Date.

DOLAN MEDIA COMPANY
By	/s/ James P. Dolan
James P. Dolan, its Chairman,
President and Chief Executive Officer

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